EXHIBIT 10.59

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT

     This AMENDMENT (the “Amendment”) is entered into as of and to have effect July 22, 2008 (the “Amendment Effective Date”), by and between SDI Diagnostics International Ltd, a limited liability company organized under the laws of Switzerland with offices at Baarerstrasse 96/PF 2252 CH-6302 Zug, Switzerland (“SDI”), and Avigen, Inc., a Delaware corporation with offices at 1301 Harbor Bay Parkway, Alameda, California 94502, USA (“Avigen”).

     WHEREAS, SDI and Avigen are parties to that certain Patent and Know-How License, Development and Commercialization Agreement dated January 12, 2006 (the “Agreement”);

     WHEREAS, the Agreement relates to a license and supply arrangement for SDI to license Avigen IR Products (as defined in the Agreement) and CR Products (as defined in the Agreement) for North America (the Territory, more particularly defined in the Agreement) and to supply Avigen with IR Products and CR Products for this Territory;

     WHEREAS, certain changes to the specifications for IR Product (as defined in the Agreement), and to the specifications for the API used to make IR Product, are necessary for there to be the potential for U.S. approval (which is in the interest of both parties), and these changes relate specifically to ensuring that no more than acceptable levels of the Trace Substance (defined below) are present;

     WHEREAS, there will be certain costs associated with the specifications changes for API and IR Product and related process development work;

     WHEREAS, while Avigen believes that the Agreement as originally executed contemplates this situation and requires SDI to perform the work associated with the specifications changes, SDI takes a view that the Agreement as originally executed did not contemplate that new API and Finished Product could be required as in the current situation;

     WHEREAS, regardless of which party is right or wrong, in the spirit of collaboration and the best interests of both parties, the parties have reached certain understandings to amend the Agreement to provide near-term relief to SDI for the costs of the additional process and formulation development work that SDI will perform, in exchange for later-term relief for Avigen as to the amount of development milestones that may later become due under the Agreement, as well as other related amendments, all as more particularly provided for in this Amendment;

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, SDI and Avigen agree (and hereby amend the Agreement) as follows:

1. Definitions. All initially capitalized terms used but not defined in this Amendment have the meanings given in the Agreement, except that where explicitly stated, as used in this Amendment, “Sections” will refer to the sections of this Amendment rather than those of the Agreement. As used in this Amendment and the Agreement, the terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” (and with no implication being drawn from inconsistent usage as to the actual inclusion of such words in the text in some places but not others). In addition, the following initially capitalized terms shall have the following meanings (with derivative forms being interpreted accordingly):

     (a) “Achievement 1” shall mean SDI provides documentation that accurately demonstrates that API that has been produced in a commercial batch size (meaning a batch size with a yield of at least approximately { * }; “approximately” in this context means within plus-or-minus { * }) conforms to the Working API Specification throughout (including at each testing point during) and at the end of a { * } month Stability test in which the samples are stored at { * } under conditions of { * } relative humidity for { * } months. Further details as to stability testing in connection with this definition are as set forth in Exhibit C. “Accurately” in this context means that { * }.

     (b) “Achievement 1 Deadline” means { * } (i.e., means { * }).

     (c) “Achievement 2” shall mean SDI provides documentation that accurately demonstrates that Finished Product that: (a) is an IR Product the dosage of which is equal to { * } of API (not more not less), (b) has been produced in a batch size sufficient such that no bridging for commercial batch size will be required (and in any event no less than { * } tablets as the batch size) under GMP requirements, and (c) has been packaged in { * }; conforms to the Working Finished Product Specification throughout (including at each testing point during) and at the end of a { * } month Stability test in which the samples are stored at { * } and { * } relative humidity for { * } months. Further details as to stability in connection with this definition are as set forth in Exhibit C. “Accurately” in this context means that { * }.

     (d) “Achievement 2 Deadline” means { * } (i.e., means { * }).

     (e) “Working API Specification” shall mean the standards for API (including both release and shelf life specifications) set forth in Exhibit A (as they may be updated in accordance with the Agreement, including Sections 3.3 and 4.5 of the Supply Terms).

     (f) “Working Finished Product Specification” shall mean the standards for Finished Product (including both release and shelf life specifications) set forth in Exhibit A (as they may be updated in accordance with the Agreement, including Sections 3.3 and 4.5 of the Supply Terms).

     (g) “Stability” under “low,” “intermediate,” “Room Temperature” and “accelerated” conditions shall have the meanings given in Exhibit C, respectively, and as to the testing to be done as to each of API and Finished Product shall be as each is described in Exhibit C.

     (h) “Success Payment” shall have the meaning given in Section 7.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (i) “Trace Substance” shall mean the compound referred to as “{ * },” the formula and chemical structure of which is set forth in Exhibit D.

2. API Work/Deliverables by SDI. SDI shall develop -- to the extent not already developed -- batch records and a process to produce API conforming to the Working API Specification, subject to Section 4 of this Amendment. By way of background, SDI has developed batch records and a process to produce API, and using them has produced quantities of API that SDI believes meets the Working API Specification. Quantities of the API thus produced are currently on Stability. However, it is not yet known whether the quantities of API on Stability will conform to the Working API Specification throughout all Stability testing. Further, SDI and Avigen recognize that until Finished Product development is completed, API process validation is performed, and Finished Product process validation is performed, the Working API Specification for the commercial product cannot be finally set; therefore, the current specification is referred to as a “working” specification, and is subject to updates in accordance with the Agreement (including under Sections 3.3 and 4.5 of the Supply Terms). SDI represents and warrants that the ongoing Stability studies conform to ICH guidelines. SDI shall continue such ongoing Stability studies to completion using Commercially Reasonable Efforts. SDI shall disclose the full results of such Stability studies to Avigen in writing promptly (and in any event within { * } Business Days) after the results of testing at each time point become available to SDI (and whether or not a time point required under Exhibit C or another time point at which additional testing is done over and above the required time points).

3. Finished Product Work/Demonstration by SDI. SDI shall develop batch records and a process to produce an IR Product in Finished Product form conforming to the Working Finished Product Specification, subject to Section 4 of this Amendment. SDI shall be responsible to conduct the Stability testing of Finished Product necessary to show whether Achievement 2 has been met. SDI shall commence and continue such Stability studies to completion using Commercially Reasonable Efforts. SDI shall disclose the full results of such Stability studies to Avigen in writing promptly (and in any event within { * } Business Days) after the results of testing at each time point become available to SDI (and whether or not a time point required under Exhibit C or another time point at which additional testing is done over and above the required time points). As is the case with the Working API Specification, currently, the specifications for Finished Product are working specifications (the Working Finished Product Specifications). They, too, remain subject to updates in accordance with the Agreement (including under Sections 3.3 and 4.5 of the Supply Terms).

4. “Stop” Decision Opportunity of SDI. SDI retains the right to make a “Stop” decision based on the technical feasibility of each project (the “projects” being the work directed at achieving each of Achievement 1 and Achievement 2). SDI must use Commercially Reasonable Efforts to complete Achievements 1 and 2 prior to any “Stop” decision. Any decision by SDI to “Stop” is irreversible. SDI must notify Avigen within { * } business days after the “Stop” decision has been made. If SDI does so, or fails to devote Commercially Reasonable Efforts towards achieving each of Achievements 1 and 2 prior to and without notifying Avigen formally in writing of the “Stop” decision, then Avigen will immediately have available to it all remedies and rights under Section 10.4 of the Agreement with respect to both API and Finished Product (if the “Stop” decision occurs before Achievement 1 is completed) or with respect to Finished Product alone (if the “Stop” decision occurs after Achievement 1 is completed). In this latter case, SDI remains responsible to supply API in accordance with the Agreement (including Section 6.4 of the Supply Terms as it applies for API supply after a Significant Supply Failure).

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5. Avigen Parallel Development. Notwithstanding anything express or implied in the Agreement as originally executed, Avigen shall have the full right (including both inside of and outside of the Territory) to conduct process and other development with respect to each of API and Finished Product in parallel with SDI. (To avoid doubt, to conduct such process and other technical development with respect to API and Finished Product, Avigen will (or its contractor will) be producing API and Finished Product.) Avigen shall use any API and Finished Product produced as part of its parallel development effort (and the process(as) that Avigen develops (as well as any resulting API or Finished Product)) in the Territory only for testing as part of the parallel development effort itself; for purposes of conducting clinical trials directed at obtaining Regulatory Approvals (and/or label expansions for Licensed Products that have already been approved), or for use in marketing studies; and in the manufacture of commercial supply of API or Finished Product in the case of an interruption in SDI’s API or Finished Product supply or -- as regards such API and its use -- in the case of SDI’s failure to meet Achievement 1 by the Achievement 1 Deadline (or earlier “Stop” decision), or -- as regards such Finished Product and its use -- SDI’s failure to meet Achievement 2 by the Achievement 2 Deadline (or earlier “Stop” decision). In all other cases SDI shall retain the exclusive right to supply API and Finished Product to Avigen in the Territory to the full extent provided for in the Agreement. Avigen has no intention to become a competitive API or Finished Product manufacturer; rather, it is intended that Avigen would only have the right to use API and Finished Product manufactured by it using any process(es) developed in the Territory under this Section 5 of the Amendment in the limited circumstances described above in this Section 5 of the Amendment and in connection with Avigen’s existing rights under the Agreement in the circumstances in which they apply (including as provided under Sections 4.5.5 and 10.4 of the Agreement (and Sections 6.3-6.6 and 8.3 of the Supply Terms) under the circumstances described in such Sections) and otherwise only after SDI’s applicable supply rights under the Agreement (including the Supply Terms) have expired.

6. Costs. Each Party shall bear the costs of its own activities under Sections 2-5 of this Amendment. Without limitation, this means that SDI’s costs to perform its process and other development and Stability testing obligations under Sections 2 and 3 of this Amendment shall be at SDI’s sole expense. Avigen shall not be required to reimburse SDI such costs. It is anticipated that if SDI is successful in its efforts and meets Achievements 1 and/or 2 on a timeline that leads to a Success Payment being due under Section 7 of this Amendment, SDI’s costs may be partially or wholly recouped out of such Success Payment. However, whether or not any Success Payments become due under Section 7 of this Amendment, and whether or not any such Success Payments exceed or are less than SDI’s costs to achieve the accomplishments leading to any such Success Payments, Avigen shall not owe any further or other amounts other than any that may become due under Section 7 of this Amendment. Similarly, SDI shall have no responsibility for any of the costs of Avigen’s parallel development effort under Section 5 of this Amendment. Avigen may choose to run (itself or through a contractor) its own Trace Substance assay that it (or its contractor) has developed, in parallel to the Stability testing being done by or for SDI. In that case, SDI shall provide the API or Finished Product materials to Avigen for testing at no charge, and Avigen shall be solely responsible for all other costs of the in-parallel testing (as and to the extent it chooses to conduct such testing). In connection with the provision of such API and Finished Product materials for testing, Avigen shall be entitled to make the shipping arrangements. In that case, SDI shall fully cooperate with Avigen in connection with such shipping arrangements. Further detail as to arrangements and obligations in connection with the in-parallel duplicate testing is provided in Section 7(c).

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7. Success Payments.

     (a) If SDI achieves the corresponding event by the corresponding deadline, Avigen shall pay SDI the corresponding payment (“Success Payments”) in the following chart:

Success Event	Latest Deadline Met (i.e., latest	Success Payment Amount
date by which Success Event
achieved)
Achievement 1 (on time)	{ * }	{ * }
Achievement 1 (up to { * })	{ * }	{ * }
Achievement 1 (any	{ * }	{ * }
(including any number of
days) more than { * } and
up to { * })
Achievement 1 (any	{ * }	{ * }
(including any number of
days) more than { * } and
up to { * })
Achievement 1 (any	{ * }	{ * }
(including any number of
days) more than { * })
Achievement 2 (on time)	{ * }	{ * }
Achievement 2 (up to { * })	{ * }	{ * }
Achievement 2 (any	{ * }	{ * }
(including any number of
days) more than { * } and
up to { * })
Achievement 2 (any	{ * }	{ * }
(including any number of
days) more than { * } and
up to { * })
Achievement 2 (any	{ * }	{ * }
(including any number of
days) more than { * })

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

To avoid doubt, only one Success Payment may become due in respect of Achievement 1 (and then only if it is achieved by one of the deadlines set forth above). Similarly to avoid doubt, only one Success Payment may become due in respect of Achievement 2 (and then only if it is achieved by one of the deadlines set forth above).

     (b) As is consistent with Section 4 of this Amendment, if SDI makes a “Stop” decision as to its work with respect to API under this Amendment or its work with respect to Finished Product under this Amendment prior to achieving Achievement 1 or Achievement 2 (respectively), then all obligations for Avigen to pay Success Payments under this Section 7 of this Amendment, which Success Payments have not already accrued and become due under this Section as of the time of the “Stop” decision, shall immediately, automatically and irreversibly expire and be excised from this Amendment and the Agreement, and any remaining Success Payments shall not ever become due, regardless of whether SDI subsequently restarts any activities directed at achieving Achievement 1 or Achievement 2 or any similar accomplishment.

     (c) The respective Achievement is considered achieved when SDI presents Avigen with the required documentation accurately demonstrating such Achievement. (The documentation required to show each Achievement is set forth in Exhibit B to this Amendment.) However, Avigen is entitled to verify that the documentation is correct by either itself testing or engaging a Third Party laboratory to test independently samples of the quantities of API or Finished Product that were part of the same Stability testing as those quantities analyzed in the documentation provided by SDI to show achievement of the relevant Achievement. To enable Avigen if it chooses to conduct such testing in parallel to SDI’s own testing, SDI shall provide, as samples are pulled for each time point in the Stability test and if Avigen requests, a duplicate sample from each time point for Final Product or a sample of the bulk stored under controlled room temperature storage for the API to Avigen (or Avigen’s contractor as designated by Avigen) at no additional charge. The sample from each { * } time point is deemed requested from the outset and Avigen will not be required to request these separately; instead SDI will automatically provide the sample from the { * } time point. Avigen is entitled to make the shipping arrangements for each sample; SDI shall fully cooperate with Avigen in connection with such shipping arrangements; and { * } is required to pay the costs of such shipping. SDI shall provide its documentation as to each Achievement being met promptly after the relevant Stability testing at { * } time point has been completed (and in any event no less than { * } Business Days after such completion). SDI will provide additional samples if requested for further testing. Provided that SDI has Substantially (defined in the last paragraph of this Section 7(c)) complied with its obligations under Section 14 of this Amendment (relating to assistance in establishing the relevant testing methods at Avigen’s contractor and providing adequate quantities of reference standards in advance), and has timely provided to Avigen (for Avigen’s or its contractor’s testing should Avigen choose to test), then Avigen shall have { * } days from receipt of the last required such sample to verify the result set forth in the documentation proffered (ultimately) by SDI (or if later receipt of such documentation from SDI) and in that case Avigen will have the sole responsibility for any delays beyond the { * } days. If SDI has not Substantially complied with any of the foregoing obligations, then Avigen shall have such time as is needed to establish the test methods in a repeatable, validated fashion or obtain the reference standards (as applicable), plus additionally { * } days from the time that Avigen receives the last samples to be tested, in order to verify any Stability results asserted by SDI.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     If the results of the testing under this Section on behalf of Avigen disagree with SDI’s results, and SDI -- within { * } days after Avigen notifies SDI in writing of its disagreement -- disputes Avigen’s result in writing, then an independent Third-Party laboratory selected by both Parties shall verify the results within { * } days after SDI disputes Avigen’s results in writing. SDI shall provide the necessary samples from each time point and needed reference standards, as well as complete disclosure of the analytical methods referred to in Section 14, to such laboratory. Such laboratory shall not be affiliated with either of the Parties and shall not have as a major customer either of the Parties (unless they agree otherwise in their sole discretions). If the Parties cannot agree as to such a laboratory, then one shall be appointed by the arbitral body referred to in Section 12.9.1 of the Agreement. Such laboratory shall be under contract with the Parties jointly and shall disclose its results in writing simultaneously to both Parties. The determination by such laboratory shall be final, conclusive and not disputable by either Avigen or SDI. If such laboratory determines that SDI did achieve the respective Achievement, then SDI’s results shall be considered verified in accordance with this Section 7(c). Otherwise, SDI’s results shall be considered as not verified for purposes of this Agreement. If SDI’s results are considered verified in accordance with the foregoing sentences, then, for purposes of determining the amount of Success Payment due to SDI under Section 7(a), the respective Achievement shall be deemed to have occurred on the day of receipt by Avigen of the last required sample to verify the result set forth in the documentation proffered (ie, the beginning of the { * } verification period referred to in the paragraph above) (“Actual Delivery Date for Testing”) and SDI shall be entitled to payment of the respective “Success Payment” in the amount that would be due based on achievement of the respective Achievement being verified as of the Actual Delivery Date for Testing.

     “Substantially” complied with SDI’s obligations under Section 14 means that { * }.

     (d) The corresponding Success Payment is due within { * } days after SDI provided its documentation (if Avigen does not choose to verify or have verified the results), or thirty (30) days after the results are verified as described in Section 7(c) of this Amendment (if Avigen does choose verification).

8. API Supply by SDI. SDI shall provide { * } of the API that is currently (as of the Amendment Effective Date) on Stability (or, if the quantities that are currently on Stability fail Stability testing, then other quantities of API that have passed the same Stability testing), within { * } Business Days after Avigen pays to SDI the first Success Payment. SDI shall provide these { * }. Avigen will be responsible to make the shipping arrangements. SDI shall fully cooperate with Avigen in connection with these shipping arrangements. { * } will be responsible for the shipping costs with respect to these { * }. Along with these { * }, SDI shall provide to Avigen (at no charge) the physical characterization information and data as outlined in Exhibit E. If Avigen requests additional amounts of the API that was on Stability as of the Amendment Effective Date, then SDI shall provide the additional amounts requested by Avigen { * } (and with Avigen making the shipping arrangements with SDI’s full cooperation and { * } paying the shipping costs), promptly after (and in any event no more than { * } days after) Avigen’s written request.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9. Changes to Working API Specification as Finished Product Development Proceeds.
As Finished Product development proceeds, it is possible that the Working API Specification may need to be tightened (i.e., that it may need to be modified in order to provide for lower levels of the Trace Substance than the Working API Specification attached at signing of this Amendment) in order to achieve an ultimate Finished Product with a level of the Trace Substance that is sufficiently low as to be acceptable to the FDA. (This is because the Trace Substance forms { * } under certain conditions and depends on the technically feasible conditions of the process for Finished Product production and how much those conditions lead to the formation of the Trace Substance.) In that case, and subject to Section 4 of this Amendment, SDI will do the necessary development work to develop API to the new specification, at no additional charge. This Amendment (including this Section 9 of the Amendment) shall not be read, used or deemed to modify or limit (or used to interpret) in any way Avigen’s rights under Sections 3.3 and 4.5 of the Supply Terms as originally executed (rather, this Section 9 of the Amendment describes one potential situation circumstance under which a change to the specification for API could be necessary and describes SDI’s responsibilities under that circumstance).

10. Amendments to Milestones Under the Agreement.

     (a) The amount of the first milestone payment listed in Section 4.2 of the Agreement (“{ * }”) is hereby reduced by { * } so that the amount that will be due if such milestone is achieved shall be { * }.

     (b) The amount of the fifth milestone payment in Section 4.2 of the Agreement (“{ * }”) shall be reduced by { * } so that the amount that will be due if such milestone is achieved shall be { * }.

11. Remedies. SDI agrees that it will not seek further changes to the Agreement (as amended by this Amendment and including as regards work to seek to develop a CR Product Finished Product with sufficiently low levels of Trace Substance so as to be acceptable to FDA) and will honor and substantially perform its commitments with reasonably commercial efforts under the Agreement (as amended by this Amendment and including as regards work to seek to develop a CR Product Finished Product with sufficiently low levels of Trace Substance so as to be acceptable to FDA) without requesting additional compensation to perform such commitments.

12. Commitments. If SDI does not “substantially honor and perform” (as described at the end of this Section 12) its supply and related commitments (including its commitments for market authorization and commercial product (including its commitments in connection with process development in order ultimately to be able to supply API or Finished Product to standards acceptable to FDA, and with regard to supply as required of each API and Finished Product)), then Avigen shall immediately have available to it all rights and remedies under Section 10.4 of the Agreement. In addition, all royalty rates specified in the Agreement shall be lowered by { * } of Net Sales. This reduction shall occur automatically without the need for further action by the parties. To “substantially honor and perform,” in the context of this Section 12, means that { * }. As applied to supply commitment in the Agreement, to “substantially honor and perform” means to { * }.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13. Audit. Avigen is entitled to audit SDI’s records as to conformity of API and Finished Product to the Working API Specification and Working Finished Product Specification, respectively, and Stability data (i.e., data as to Stability testing conducted in connection with the work provided for in this Amendment). SDI shall provide Avigen with copies of (or access to) the relevant finished and approved records promptly upon Avigen’s written request.

14. Assay Establishment at Contractor. In order to support Third Party verification of laboratory data in order to demonstrate whether or not Achievement 1 and Achievement 2 are met, SDI shall provide, upon request from Avigen, and to the extent it is in SDI`s possession or control, all reference, impurity and degradation standards, detailed test methods (in writing), and support for and participation in formal method transfer of critical assays (including at a minimum { * }). To avoid doubt, this includes SDI being reasonably available to answer questions and provide guidance while the methods are being established (and validated as working in the same manner as in SDI’s or its contractor’s hands) at Avigen’s contractor.

15. Product Development Team.

     (a) The Parties shall establish a “Product Development Team” with members from both Parties, who shall communicate regularly (at least { * }) to promote a team effort and so as for both parties to be fully informed of all development strategies, work, progress and data of each Party. The Product Development Team shall also produce a { * } written report, which will include the then-most-current Stability data and progress of the clinical program. The Product Development Team shall continue to meet until the earlier of SDI’s achievement of Achievement 2 (or earlier “Stop” decision) or termination or expiration of the Agreement and this Amendment.

     (b) Members of Avigen’s Product Development Team may visit SDI’s manufacturing/process development facilities on a regular basis with reasonable advance notice and without undue interruptions. SDI will use its commercially reasonable efforts so that Avigen may also, on advanced notice (not to be required to exceed { * } calendar days), visit and/or audit Catalent or other critical contract research organizations engaged by SDI.

     (c) Avigen will provide SDI with any information Avigen develops during its own API and Finished Product development, unless SDI fails to supply Avigen with API after completing Achievement 1, in which case Avigen shall be under no such obligation to provide SDI with information developed during Avigen’s API and Finished Product development. If SDI fails to supply Avigen with API after having completed Achievement 1, Avigen is not required to provide SDI with any information Avigen gains from its own API and Finished Product development. Similarly, if SDI makes a “Stop” decision, then Avigen is not required to provide SDI with any information Avigen gains from its own Finished Product development (in the case of a “Stop” decision after Achievement 1 but before Achievement 2) or from its own API and Finished Product development (in the case of a “Stop” decision before Achievements 1 and 2).

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16. Confidentiality. Section 3.7 of the Agreement applies to this Amendment in the same manner as it applies to the Agreement. The Parties agree that the initial public announcement of this Amendment shall be made by each Party in the form of such Party’s press release attached as Exhibit F-1 (in Avigen’s case) or Exhibit F-2 (in SDI’s case).

17. Legal Miscellany.

     (a) This Amendment shall come into effect on the Amendment Effective Date and shall terminate or expire concurrently with the termination or expiration of the Agreement. This Amendment (and the amendments that it effects) shall not separately or independently terminate or expire under any circumstances.

     (b) This Amendment (including the amendments to the Agreement that it effects) shall remain in full force and effect regardless of any change in regulatory policies by FDA or any other Regulatory Body.

     (c) This Amendment amends and supersedes the Agreement to the extent -- and solely to the extent -- explicitly provided in this Amendment. Obligations of each party and of the parties under this Amendment are deemed to be obligations under the Agreement. Any breach of this Amendment shall be considered a breach of the Agreement (including for purposes of Article 10 of the Agreement). This Amendment and its subject matter shall not be used to interpret the Parties’ original obligations under the Agreement or the meaning of the Agreement as originally executed, including the obligations set forth in and meaning of Sections 3.3 and 4.5 of the Supply Terms. This Amendment only amends the Agreement as explicitly stated in this Amendment, and does not otherwise affect the Agreement or its meaning as originally executed. Both parties reserve their rights as to the meaning of the Agreement as originally executed and make no admission as to any given interpretation by the negotiation and execution of this Agreement. This Amendment is not and shall not be interpreted as an admission by either party as to any particular interpretation of the Agreement (without limitation, Avigen continues to believe that the current circumstances were fully contemplated by the Agreement as originally executed and that the Agreement as originally executed required SDI to do the work described in this Amendment to implement Required Proposed Specifications Changes; SDI continues to assert this in not the case). Nothing in this Amendment shall be deemed to amend Sections 3.3 and 4.5 of the Supply Terms as originally executed, to waive a party’s rights under its interpretation of such Sections of the Supply Terms, or to make any admission as to any interpretation of such Sections of the Supply Terms (nor shall this Amendment be used to interpret such Section). The Agreement remains in full force and effect except as amended by this Amendment.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     It is understood and agreed, however, that for any failure to perform an API or Finished Product process development activity or Specifications change prior to the Amendment Effective Date, and any obligation to implement a Proposed Specification Change that is Required based on the Trace Substance requirement of FDA disclosed to the Parties before the Amendment Effective Date, SDI’s obligations shall be as set forth in this Amendment, not as set forth in the Agreement (to the extent there is a difference, and with each Party reserving all rights as to its interpretation of the requirements of the Agreement as executed) and SDI shall not be subject to damages claims by Avigen on the Agreement as originally executed as regards any such failure to perform or obligation (to be clear, as each of the foregoing is described in this sentence). Without limitation, this last paragraph of Section 17(c), to avoid any shadow of a doubt, does not apply to SDI’s obligations with respect to other Proposed Specification Changes that may be Required, that are based on new requirements of FDA (and each Party reserves all rights as to its interpretation of the Agreement as applied to that situation), and SDI if its fails to perform in connection with such Proposed Specifications Changes that may be Required, shall be subject to damages claims by Avigen to the extent available under the Agreement (or at law or in equity) and nothing in this Amendment shall be read to derogate in any way from Avigen’s rights in such a situation to the extent provided by the Agreement (or at law or in equity).

     (d) Article 12 of the Agreement shall apply to this Amendment as if set forth herein in its entirety.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate.

AVIGEN, INC.		SDI DIAGNOSTICS
INTERNATIONAL LTD

/s/	Kenneth G. Chahine	/s/	Hope Maximillian
Name:	Kenneth G. Chahine	Name:	Hope Maximillian
Title:	CEO	Title:	General Manager
Date:	22 July, 2008	Date:	15 July, 2008

		/s/	Herbert Frantses
		Name:	Herbert Frantses
		Title:	CEO/CFO
		Date:	15 July, 2008

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS LIST

Exhibit A	–	Detailed Specifications for API and Finished Product

Exhibit B	–	Documentation Details

Exhibit C	–	Stability Study Details

Exhibit D	–	Formula and Structure of Trace Substance.

Exhibit E	–	Physical Characterization Information and Data

Exhibit F-1	–	Avigen’s Form of Press Release

Exhibit F-2	–	SDI’s Form of Press Release

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
DETAILED SPECIFICATIONS FOR API AND FINISHED PRODUCT

{ * }

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
DOCUMENTATION DETAILS

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{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
STABILITY STUDY DETAILS

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{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D
FORMULA AND  STRUCTURE OF TRACE SUBSTANCE.

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{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E
PHYSICAL CHARACTERIZATION INFORMATION AND DATA

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{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F-1
AVIGEN’S FORM OF PRESS RELEASE

Avigen’s AV650 Patent Strategy Leads to Expanded Development Agreement

ALAMEDA, Calif., July XX, 2008 (PRIME NEWSWIRE) -- Avigen, Inc. (Nasdaq:AVGN), a biopharmaceutical company innovating the rapeutics for neurological care, today announced an amendment to the company’s contract with Sanochemia Pharmazeutika AG, Avigen’s development partner for AV650 (tolperisone). Under the terms of the amendment, Avigen has agreed to share up to $5 million of the incremental costs to develop a proprietary, purer form of AV650. Avigen and Sanochemia have filed composition-of-matter patents in the United States for a purer form of AV650 that is expected to provide exclusivity through 2027. Avigen is developing AV650 for commercialization in the North American market for the treatment of disabling neuromuscular spasticity and spasm under a license and supply agreement with Sanochemia. Avigen expects to announce the results of its Phase IIb clinical trial for AV650 in patients with spasticity associated with multiple sclerosis in the fourth quarter of 2008. AV650 is a new chemical entity (NCE) in the United States and therefore must comply with all current U.S. Food and Drug Administration (FDA) regulatory requirements for clinical research and marketing. During the clinical development of AV650, Avigen and Sanochemia identified an impurity in tolperisone products commercialized in Europe that exceed the FDA’s standards for the purity of chronically used medicines in the United States. Over the last year, Avigen and Sanochemia reduced the levels of the impurity in the active pharmaceutical ingredient (API) of AV650 below the FDA’s standards. Finished product using this purer API is expected to be used in Avigen’s Phase III clinical trials in 2009. Avigen’s ongoing AV650 trials use drug product that complies with the FDA’s purity standards. Kenneth G. Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer commented “There is a long-standing precedent in the pharmaceutical industry for the filing and granting of new composition-of-matter patents on purer versions of existing medicines. Our purer form of AV650 has allowed us to file multiple composition-of-matter patents that we believe will significantly enhance the value of this program by extending exclusivity of AV650 in the United States through 2027. The first of our filed patents is expected to be published later in 2008. The additional development costs were anticipated and are reflected in our previous cash burn forecasts.” Tolperisone is an orally administered, centrally acting small molecule marketed for the treatment of neuromuscular spasticity and spasm in Europe and Asia. Avigen's U.S. development program is designed to build on the extensive ex-U.S. safety and efficacy experience with this compound. Versions of tolperisone have been approved for marketing in Germany for over 10 years. Sanochemia and its European marketing partner, Orion Pharma, have recently launched a proprietary 150mg tablet formulation of tolperisone in Germany under the brand name Viveo®.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing AV513, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, toward clinical trials. For more information about Avigen, consult the company’s website at www.avigen.com.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Forward-looking Statement [TBD]

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F-2
SDI’S FORM OF PRESS RELEASE

Ad hoc Announcement pursuant to Section 15
of the German Securities Trading Act (WpHG)
Sanochemia Pharmazeutika AG – ISIN AT0000776307

SANOCHEMIA receives additional financing for further development of tolperisone for the US market

Vienna, ……July 2008        SANOCHEMIA Pharmazeutika AG, Vienna, listed in the Prime Standard of the Frankfurt Stock Exchange (ISIN AT0000776307) today announced jointly with its US partner Avigen Inc. an amendment to their common agreement. SANOCHEMIA will now receive an additional payment of up to five million dollars, over and above the agreed sums, for its development work on a highly pure formulation of tolperisone.

Avigen, which holds the exclusive marketing and distribution rights for the North American market, is currently developing tolperisone (AV650) for the treatment of spasticity and painful spasms under a licensing and production deal with SANOCHEMIA. In the fourth quarter of 2008, Avigen plans to announce the results of a clinical phase IIb trial on the efficacy of and tolerance to tolperisone in the treatment of spasticity associated with multiple sclerosis.

Highly pure form of tolperisone should extends marketing exclusivity

The new development programme of tolperisone to produce this highly pure form represents a major technical achievement for Sanochemia and Avigen.. In the US market, tolperisone is classified as a new chemical entity (NCE) and therefore must meet the regulatory requirements for clinical development and marketing imposed by the FDA. In terms of the strict standards for the purity of medicinal products for marketing in the USA, Sanochemia and Avigen have been successful in meeting these standards for the active pharmaceutical ingredient (API).

This newly developed form of tolperisone has been protected through the filing of several composition of matter patents in the United States. The first associated patent application is expected to publish before the end of 2008. The value of this new development is underpinned by the expected extended marketing exclusivity of Avigen’s AV650 in the USA (until 2027).

“This patent strategy is a key element of the US development cooperation with Avigen,” says CEO of SANOCHEMIA, Herbert Frantsits, “the development of the highly pure form of tolperisone as an API and the associated market exclusivity significantly improve the growth and earnings outlooks for SANOCHEMIA and Avigen." The new formulation of the API will be used in the finished medicinal product and is intended to form the basis of the clinical phase III trial scheduled for 2009. Tolperisone is a substance with a proven track record as a muscle relaxant and has been available in various presentations, particularly in Eastern Europe, Germany and Asia, for a number of years. Avigen's development programme in the US is based on the many years of safety and efficacy data previously obtained with this substance. Orion Pharma GmbH, SANOCHEMIA’s marketing and distribution partner in several European markets, has recently launched a 150mg formulation of tolperisone in Germany under the brand name Viveo®.

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

-------End of the announcement
About Sanochemia

Sanochemia Pharmazeutika AG is a specialty pharmaceutical company with outstanding development skills and its own API production facilities. The company has elected to focus on the areas of the central nervous system, pain, oncology and clinical diagnostics – indication areas with high therapeutic demands and urgent medical need for new and innovative drugs as the means to improving patient quality of life. In its manufacturing activities, Sanochemia concentrates on the development of complex synthetic APIs. Sanochemia is the exclusive supplier to Janssen-Cilag of synthetic galantamine – a substance used in the treatment of Alzheimer’s disease. Tolperisone, a substance used in the treatment of neuromuscular spasms, has already been approved in Germany in the indication spasticity associated with neurological disorders such as stroke and multiple sclerosis. Another development focus lies on PVP hypericin, a development candidate for the diagnosis of bladder cancer for which Sanochemia recently received US patents for the formulation and use of the active ingredient. To learn more about Sanochemia please visit the company’s website at www.sanochemia.at

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing AV513, a novel therapy for the treatment of multiple bleeding disorders, including haemophilia A and B, toward clinical trials. For more information about Avigen, consult the company’s website at www.avigen.com.

For further details please contact:
Margarita Hoch,
Investor Relations
Phone: +43 / 1 / 3191456 / 335
Fax: +43 / 1 / 3191456 / 344
m.hoch@sanochemia.at

770676 v3/HN

{ * } = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.